Exhibit 10.25

Summary of Verbal Agreement for Director Compensation with William G. Adams

William G. Adams is a director of Liberman Broadcasting, Inc., LBI Media Holdings, Inc. and LBI Media, Inc. (collectively, the “Companies”). Effective January 1, 2008, Mr. Adams will receive an aggregate of $7,500 in cash each fiscal quarter for his services as a director of each of the Companies and a fee of $1,500 for each board meeting (other than telephonic meetings) he attends. However, Mr. Adams is only entitled to receive one meeting fee if the meetings of the board of directors of the Companies are held jointly or consecutively.

Mr. Adams will not be paid any other compensation for his service as a director. Mr. Adams is also reimbursed for expenses incurred in the performance of his duties as a director.

The Companies and Mr. Adams have not entered into a written compensation agreement, and either the Companies or Mr. Adams may terminate their verbal compensation agreement at any time, for any reason or for no reason.